PROMISSORY NOTE

$13,544,000.00	December 15, 2011

FOR VALUE RECEIVED, the undersigned ARHC MNPERIL001, LLC, a Delaware limited liability company (the "Borrower"), hereby promises to pay to the order of REGIONS BANK, an Alabama banking corporation (the "Bank"), the aggregate principal amount of the Advances (as hereinafter defined) owing to Bank by Borrower pursuant to that certain Credit Agreement of even date herewith between Borrower and Bank (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein as therein defined), together with interest on the unpaid principal amount of the Advances from the date of each such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Credit Agreement, to which reference is made for a statement of the rights and obligations of Borrower and Bank in relation thereto. The Credit Agreement (i) provides for the making of one or more Advances of the Loan (the "Advances") by Bank in an aggregate amount up to the U.S. dollar amount first above mentioned, the indebtedness resulting from the Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of Borrower under this Promissory Note are secured by the Collateral as provided in the Loan Documents.

EN WITNESS WHEREOF, Borrower has caused this Promissory Note to be executed as of the date first above written.

ARHC MNPERILOO1, LLC,
a Delaware limited liability company

By:	/s/ William M. Kahane
William M. Kahane, its President

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